Exhibit 10.43

AGREEMENT AND GENERAL RELEASE

Remark Media, Inc., its subsidiaries, divisions and affiliates ("Company") and
Shawn Meredith, her heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement as "Employee"), agree that:

1.           Last Day of Employment. Employee's last day of employment with Company is December 31, 2011.

2.           Consideration. In consideration for signing this Agreement and General Release, Company agrees:

a.           to pay to Employee three months of salary at her normal rate of pay (which total amount is Fifty Thousand Dollars ($50,000) minus any applicable taxes).

b.           to pay to Employee the cash equivalent of what the Company would otherwise pay for the Employee's current medical and dental benefits coverage utilizing COBRA through March 31, 2012, which is an amount equal to $2294.19.

3.           No Consideration Absent Execution of this Agreement. Employee understands and agrees that she would not receive the monies and/or benefits specified in paragraph "2" above, except for her execution of this Agreement and General Release and the fulfillment of the promises contained herein.

4.           General Release of All Claims. Employee knowingly and voluntarily releases and forever discharges Company, its parent corporation, affiliates, subsidiaries, divisions, predecessors, successors and assigns and the current and former Employees, attorneys, officers, directors and agents thereof both individually and in their official capacities (collectively referred to throughout the remainder of this Agreement as "Company"), of and from any and all claims, known and unknown, asserted or unasserted which the Employee has or may have against Company as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

▪ Title VII of the Civil Rights Act of 1964;

▪ Sections 1981 through 1988 of Title 42 of the United States Code;

▪ The Employee Retirement Income Security Act of 1974 ("ERISA") (except for any vested benefits under any tax qualified benefit plan);

▪ The Immigration Reform and Control Act;

▪ The Americans with Disabilities Act of 1990;

▪ The Workers Adjustment and Retraining Notification Act;

▪ The Fair Credit Reporting Act;

▪ Any other federal, state or local law, rule, regulation, or ordinance;

▪ Any public policy, contract, tort, or common law; or

▪ Any basis for recovering costs, fees. or other expenses including attorneys' fees incurred in these matters.

In the event a regulatory agency, including, but not limited to the Equal Employment Opportunity Commission (“EEOC”), or any similar state or local human rights agency, files a petition or claim on Employee’s behalf, or attempts in any way to bring an action against the Company by alleging damages or injury sustained by Employee, Employee will request such agency, in writing, to withdraw such petition or claim.
Nothing herein is intended to or shall preclude Employee from filing a complaint and/or charge with any appropriate federal, state or local government agency and/or cooperating with said agencies in their investigation.

5.           Age Discrimination in Employment Act.  Employee hereby acknowledges and agrees that this Agreement and the termination of Employee’s employment are in compliance with the Age Discrimination in Employment Act and the Older Workers’ Benefits Protection Act and that the releases and waivers set forth in this Agreement shall be applicable, without limitation, to any claims brought under these Acts.  Employee further acknowledges and agrees that:

(a)           The release given by Employee in this Agreement is given solely in exchange for the consideration set forth in this Agreement and such consideration from the Company is in addition to anything of value that Employee was entitled to receive prior to entering into this Agreement;

(b)           By entering into this Agreement, Employee does not waive rights or claims that may arise after the effective date of this Agreement;

(c)           Employee has been advised to consult with an attorney prior to executing this Agreement, and this provision of this Agreement satisfies the requirement of the Age Discrimination in Employment Act and the Older Workers’ Benefit Protection Act that Employee be so advised to consult an attorney in writing; and

(d)            Employee has been offered twenty-one (21) days from receipt of this Agreement within which to consider this Agreement.

6.           Affirmations.

Employee affirms that she has not filed, caused to be filed, or presently is a party to, any claim against Company.

Employee affirms that she has reported all hours worked as of the date of this release and has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, vacation time/pay, and/or benefits to which she may be entitled. Employee further affirms that she has no known workplace injuries or occupational diseases.

Employee agrees that she shall not make, or cause to be made, any statement, or communicate any information (whether verbal or written) that disparages or reflect negatively on the Company and its owners, principals, and partners.  Nothing herein shall preclude Employee from complying with a subpoena or other lawful process.

For a period of twelve (12) months after Employee signs this Agreement, Employee will not, directly or indirectly, attempt in any manner to solicit or otherwise encourage any Employee of the Company with whom Employee had contact during Employee's employment with Company to leave the employ of the Company.

7.           Breach of Agreement. If Employee fails to perform any of the terms of this Agreement or violates any promises or covenant contained herein, Employee agrees to return immediately to the Company all consideration paid pursuant to this Agreement.  In addition, the Company shall retain its full rights available under law.

8.           Confidentiality and Return of Property. Employee agrees not to disclose any information regarding the existence or substance of this Agreement and General Release, except to his spouse, tax advisor, and an attorney with whom Employee chooses to consult regarding her consideration of this Agreement and General Release. Employee also affirms that she has not divulged any proprietary or confidential information of Company and will not divulge such information at anytime hereafter.

Employee affirms that, by Monday, January 2, 2012, she will return all of Company's property, documents (whether electronic or hardcopy), and any confidential information and trade secrets in his possession or control. Employee will not keep copies of any such documents or information. Employee also affirms that she is in possession of all of Employee's property that Employee had at Company's premises and that Company is not in possession of any of her property.  Notwithstanding the foregoing, Employee may retain the Lenovo ThinkPad laptop issued to her by the Company, and the mobile phone handset issued to her by the Company.

9.           Governing Law and Interpretation. This Agreement and General Release shall be governed and conformed in accordance with the laws of the state in which Employee worked at the time of her last day of employment without regard to its conflict of laws provision. In the event of a breach of any provision of this Agreement and General Release, either party may institute an action specifically to enforce any term or terms of this Agreement and General Release. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect.

10.           Nonadmission of Wrongdoing. The Parties agree that neither this Agreement and General Release nor the furnishing of the consideration for this Agreement and General Release shall be deemed or construed at any time for any purpose as an admission or evidence of any liability or unlawful conduct of any kind.

11.           Amendment. This Agreement and General Release may not be modified, altered or changed except in writing and signed by both parties wherein specific reference is made to this Agreement and General Release.

12.           Entire Agreement. This Agreement and General Release sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties, except that any arbitration, noncompete, nonsolicit, nondisclosure or stock option agreement shall remain in full force and effect. Employee acknowledges that she has not relied on any representations, promises, or agreements of any kind made to her in connection with her decision to accept this Agreement and General Release, except for those set forth in this Agreement and General Release.

13.           Revocation. Employee may revoke this Agreement and General Release for a period of seven (7) calendar days following the day she executes this Agreement and General Release. Any revocation within this period must be submitted, in writing, to Bradley T. Zimmer, General Counsel, and state, "I hereby revoke my acceptance of our Agreement and General Release." The revocation must be personally delivered to Mr. Zimmer or his designee, or mailed to Mr. Zimmer’s attention at Remark Media International, Inc., 6 Concourse Parkway, Suite 1500, Atlanta, GA 30328 and postmarked within seven (7) calendar days of execution of this Agreement and General Release. This Agreement and General Release shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday. Sunday, or legal holiday in the state in which Employee was employed at the time of her last day of employment, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

EMPLOYEE IS HEREBY ADVISED THAT SHE HAS UP TO TWENTY-ONE (21) DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS SHE HAS OR MIGHT HAVE AGAINST COMPANY.

The parties knowingly and voluntarily sign this Agreement and General Release as of the date(s) set forth below:

SHAWN MEREDITH                                                                                     REMARK MEDIA, INC.

By: ___________________________                                                                                     By: ___________________________
      Shawn Meredith                                                                                           Bradley T. Zimmer,
      General Counsel

Date: __________________________                                                                                     Date: __________________________

INDEPENDENT CONTRACTOR AGREEMENT

THIS INDEPENDENT CONTRACTOR AGREEMENT (this “Agreement”), effective January 1, 2012, by and between Remark Media, Inc. having an address at Six Concourse Parkway, Suite 1500, Atlanta, Georgia 30328 (hereinafter “Remark Media”) and Shawn Meredith, having an address at 4044 River Ridge Chase SE, Marietta, GA 30067 (collectively and hereinafter “Contractor”).

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties mutually agree to enter into a Consulting Agreement as follows:

1. Services.  Contractor will provide the consulting services (“Services”) to Remark Media as described on Exhibit A attached hereto.  During the term hereof, Contractor will, in Contractor’s reasonable discretion, agree to provide services requested by Remark Media in addition to those specifically described on Exhibit A (“Additional Services”).

2. Term of Agreement.  The term of this Agreement (the “Term”) shall commence on the effective date set forth above, and, unless otherwise terminated as provided herein, shall continue for three (3) months.

3. Fees, Expenses and Payment.  In consideration for the Services:

(a) Remark Media shall pay Contractor the fee (“Fee”) of one hundred dollars ($100) per hour of Services assigned by Remark Media during the Term. Payments will be made net 30 days in arrears upon completion of services and will be paid upon receipt of an invoice from Contractor.  The invoice will include an updated status report on Contractor’s consulting efforts. As a condition to Remark Media’s obligation to make payments hereunder to Contractor, Contractor must have a completed and accurate W-9 (for US-based Contractors) on file with Remark Media or a completed and accurate W-8 (for non-US-based Contractors) on file with Remark Media.

(b) Remark Media shall not be liable to Contractor for any expenses paid or incurred by Contractor.

(c) Payroll taxes, including federal, state and local taxes, shall not be withheld or paid by Remark Media on behalf of Contractor. Contractor shall not be treated as an employee for federal or state tax purposes with respect to the services performed under this agreement. Contractor shall be responsible to pay all taxes as mandated by law.

4. Performance.  Contractor shall personally perform Contractor’s obligations hereunder in a workmanlike and professional manner, and shall not employ or utilize any other persons for the performance of such.  Any materials provided to Remark Media by Contractor hereunder shall be Contractor’s original work, unencumbered by any third parties, unless expressly authorized in writing by Remark Media on a case-by-case basis.  Contractor agrees to cooperate with Remark Media on any matters related to the performance of services hereunder.

5. Indemnification. Contractor agrees to indemnify and hold harmless Remark Media and its directors, officers, agents and employees from and against any claims, liabilities, losses, damages, proceedings or actions (whether pending or threatened) related to or arising out of the Services.  Remark Media shall give reasonable notice to the other of any such claim, loss, action, damage, expense or other liability.  Remark Media agrees to indemnify and hold harmless Contractor and its directors, officers, agents and employees from and against any claims, liabilities, losses, damages, proceedings or actions (whether pending or threatened) arising out of any materials provided by Remark Media to Contractor and incorporated by Contractor into a public disclosure approved by Remark Media.  This Section 5 shall survive the termination of this Agreement.

6. Notices.  All notices required by either Party under this Agreement shall be in writing, and shall be deemed to have been given on the date such noticed is presented personally, or transmitted by facsimile (receipt confirmed), two (2) business days after delivery by a nationally recognized courier service, or three (3) days after mailed registered or certified, return receipt requested, to the other Party at the following address , or such other address as a Party may designate by notice to the other Party:

If to Remark Media:                                           Remark Media, Inc.
Attn: Legal Department
Six Concourse Parkway, Suite 1500
Atlanta, Georgia 30328

If to Contractor:                                Shawn Meredith
4044 River Ridge Chase SE
Marietta, GA 30067

7. Ownership of Materials.

(a) Contractor covenants and agrees that all of Contractor’s Work Product (as defined below) for Remark Media, and all of the ideas and other intellectual property contained therein, shall be the sole and exclusive property of Remark Media and Remark Media shall maintain all worldwide right, title and interest therein. Contractor agrees (without further compensation) to execute any applications, agreements and instruments (including any assignment agreements and instruments) and to do all other things reasonably requested by Remark Media, at Remark Media’s expense (both during and after the Term of this Agreement) in order to vest more fully in Remark Media all worldwide ownership rights in such Work Product, including, without limitation, United States and foreign patent or other proprietary rights and copyrights. For purposes hereof, "Work Product" shall mean all works of authorship created, conceived or developed by Contractor in the performance of Contractor’s consulting duties.

(b) If any one or more of the Work Product are protectible by copyright and are deemed in any way to fall within the definition of "work made for hire," as such term is defined in 17 U.S.C. § 101, such work shall be considered a "work made for hire," the copyright of which shall be owned solely, completely and exclusively by Remark Media. If any one or more of the aforementioned items are protectible by copyright and are not considered to be included in the categories of works covered by the "work made for hire" definition contained in 17 U.S.C. § 101, such items shall be deemed to be assigned and transferred by Contractor completely and exclusively to Remark Media by virtue of the execution of this Agreement.

(c) Contractor hereby waives any and all claims that Contractor may have in any jurisdiction to “moral rights” or rights of “droit moral” with respect to the Work Product and acknowledges, confirms and agrees that Remark Media, without the necessity of any further consideration or action on the part of Remark Media or Contractor, shall have the right to make (or have others on Remark Media’s behalf make) enhancements and derivative works of the same and that Remark Media or its designee shall own all worldwide right, title and interest in and to all such enhancements and derivative works.

(d) Upon completion or termination of this Agreement, Contractor agrees to return to Remark Media all lists, books, records, company property, and Confidential Information obtained in connection with Remark Media’s business, and any copies made thereof.

8. Arbitration.  If any dispute arises under this Agreement that is not settled promptly in the ordinary course of business, the Parties shall seek to resolve any such dispute between them; first, by negotiating promptly with each other in face-to-face negotiations.  Any controversy or claim arising out of or relating to the interpretation, enforcement or breach of this Agreement or relating to the Services (other than actions for injunction or other equitable relief) that cannot be resolved within fifteen (15) business days (or such period as the Parties shall otherwise agree) through face-to-face negotiations shall be resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  Arbitration shall be by a single arbitrator experienced in the matters at issue and selected by the Parties in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  The arbitration shall only be held in Atlanta, Georgia.  The decision of the arbitrator shall be final and binding and may be enforced in any court having jurisdiction over the subject matter or either of the Parties.  The arbitrator shall determine to what extent each of the Parties shall bear the costs and expenses incurred in connection with any such arbitration proceeding (including reasonable attorneys’ fees and expenses) on the basis of the arbitrator’s assessment of the relative merits of the Parties’ positions.

9. Relationship of the Parties.  Contractor is and shall be treated as an independent contractor, and nothing herein shall be deemed to cause this Agreement to create an agency, partnership, or joint venture between the Parties.  Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between Remark Media and either Contractor or any employee, contractor or agent of Contractor.  Contractor has no authority to enter into contracts on behalf of Remark Media or its affiliates or its subsidiaries.  As an independent contractor, Contractor shall be solely liable for tax consequences of this Agreement and the payments hereunder and shall indemnify Remark Media from any claims for taxes related to the compensation hereunder as further provided in paragraph 3.

10. Assignment.  Upon advance written notice Remark Media may assign this Agreement in its entirety to a parent, subsidiary or successor in interest to the business of the Party, provided such assignee is able to and does fulfill the obligations of the assignor.  Notwithstanding any such assignment, the assignor shall remain primarily liable to the other Party for the assignee’s performance under this Agreement.  This Agreement may not be otherwise assigned or transferred.

11. Termination.  This Agreement may be terminated by either Party at any time. All representations, warranties, covenants and agreements contained in this Agreement shall survive the termination of this Agreement.

12. Confidential Information.  The terms set forth on Exhibit B, entitled “Confidential Information,” are incorporated herein by this reference.  Without limiting such Exhibit B, each of the parties hereto agrees that it will not, without the written consent of the other party in each instance, (i) use in advertising, publicity or otherwise (including, without limitation, on the Internet) the other party’s name, domain name, any trademark, trade name, symbol or any abbreviation or contraction thereof owned by or referring to that party; or (ii) represent, directly or indirectly, that any product or service offered by the party has been approved or endorsed by the other party.

13. Covenant Not To Compete.  During the Term of this Agreement and for a period of three (3) months after its termination or completion, Contractor will not engage directly or indirectly an employee, consultant, manager, proprietor or solicitor for herself or others in a similar or competitive business, defined as offering digital media goods or services consistent with those then-offered by Remark Media, which she is here contracted by Remark Media to do and perform, in any city or state where or within which she shall have worked for Remark Media under this Agreement.

14. Non-Solicitation/Public Comments. Contractor agrees that during the term of this Agreement and for twelve months after the termination or expiration of this Agreement, Contractor shall not:

(a) Solicit for employment and then employ any employee of Remark Media or any of its affiliates or subsidiaries;

(b) Make any public statement concerning Remark Media, any of its affiliates or subsidiaries, employees, officers and directors unless such statement is previously approved by an officer of Remark Media, except as required by law;

(c) Disparage Remark Media and its affiliated entities, or its and/or their owners, officers, directors, members, employees or agents, or its and/or their business, policies, practices or services, in any way whatsoever.

(d) Induce, attempt to induce or knowingly encourage any Customer of Remark Media or any of its affiliates or subsidiaries to divert any business or income from Remark Media or its affiliates or subsidiaries or to stop or alter the manner in which they are then doing business with Remark Media or any of its affiliates or subsidiaries. “Customer” shall mean any individual or entity that was or is a customer or client or whose business was actively solicited by Remark Media or its affiliates or subsidiaries at any time, regardless of whether such Customer was generated, in whole or in part, by Contractor’s efforts.

15. Entire Agreement.  These terms and conditions herein, including any Exhibits attached hereto, constitute the entire agreement between the Parties with respect to the subject matter hereof; all prior agreements, representations, statements, negotiations and undertakings, whether written or oral, are superseded hereby.  This agreement may be supplemented, amended or revised only by a writing that is signed by each of the parties.

16. Governing Law/Jurisdiction and Venue.  This Agreement shall be exclusively governed by and construed under the laws of the State of Georgia, without regard to its conflict of laws provisions and the doctrine of forum non-conveniens.  For any and all disputes between the parties involving, directly or indirectly, any matter arising under or in any way connected with this agreement including the breach thereof shall be brought in the exclusive jurisdiction and venue of the Atlanta, Fulton County, Georgia. Contractor submits to the exclusive jurisdiction of the Courts in Fulton County, Georgia.

17. Approval Signatures.  Signature by authorized representatives of the respective Parties listed below constitutes acceptance of and notice to proceed with the performance and provision of the Services specified on Exhibit A.  No additional work relating to any other project or engagement, or any other part or phase of the Project than that described in this Agreement, shall be authorized without the express written agreement of both Parties hereto.

18. Non Waiver.  The failure of either party to this agreement to exercise any of its rights under this agreement at any time does not constitute a breach of this agreement and shall not be deemed to be a waiver of such rights or a waiver of any subsequent breach.

19. Compliance With Laws.  Contractor represents that he has complied and will continue to comply with all relevant federal, state and local laws and regulations.

20. Severability.  If any part of this agreement is held to be unenforceable, the rest of this agreement shall nevertheless remain in full force and effect.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

CONTRACTOR:	REMARK MEDIA:

Shawn Meredith	Remark Media, Inc.

By:                                                      By:

Name:  Shawn Meredith                                                                           Name:  Bradley T. Zimmer

Title:  General Counsel

Date:  January 23, 2012                                                                           Date:  January 23, 2012

EXHIBIT A

Consulting Services

Contractor will provide the following Services to Remark Media upon Remark Media’s request.  Each request will include a maximum number of hours for Contractor’s performance of such.

1.	Provide accounting advice and assistance with Remark Media’s financial reporting

EXHIBIT B

Confidential Information

During the course of this relationship, it may be necessary or convenient for Remark Media to divulge Confidential Information (as herein defined) to Contractor. If Confidential Information is disclosed by Remark Media to Contractor, including any such disclosed prior to the effective date of this Agreement, then the following shall apply.

1.
The term “Confidential Information” means all non-public information that: (i) Remark Media designates as being confidential information in connection with the disclosure of such information; or (ii) are of a sensitive or proprietary nature, including without limitation negotiations in progress, terms of agreements, financial data, customer lists, advertising, marketing and promotional plans, and business partner lists, including but not limited to trade secrets.

2.
Confidential Information shall not include any information that (i) is at the time of disclosure or subsequently becomes publicly available without Contractor’s breach of any obligations owed to Remark Media pursuant to this agreement; (ii) becomes known to Contractor prior to Remark Media’s disclosure of such information to Contractor; (iii) becomes or became known to Contractor from a source other than Remark Media who to Contractor’s actual knowledge without any obligation of inquiry, obtained such information without a breach of an obligation of confidentiality owed to Remark Media; or (iv) is independently developed by Contractor.

3.
Contractor shall retain in strict confidence all of Remark Media’s Confidential Information and to take reasonable security precautions, at least to the same extent as Contractor takes to protect Contractor’s own confidential information, to insure that all of Contractor’s and Contractor’s affiliates’ colleagues and employees hold in strict confidence and do not disclose to any third party any of Remark Media’s Confidential Information during the term of this agreement and for five years thereafter.  Notwithstanding the foregoing, Contractor shall maintain the confidentiality of any trade secrets in perpetuity.

4.	If Contractor has any questions or uncertainties as to what constitutes Confidential Information, Contractor shall consult with an executive officer of Remark Media.

5.
Notwithstanding the foregoing restrictions, Contractor may use and disclose any Confidential Information to the extent required by an order of any court or other governmental authority, but in each case only after Remark Media has been so notified and has had the opportunity, if possible, to seek and obtain reasonable protection for such information in connection with such disclosure.

6.	All Confidential Information shall remain the exclusive property of Remark Media and no license or similar rights of any kind shall be or be deemed to have been created or implied by this Agreement.

7.	The provisions of this Exhibit B shall survive and be enforceable beyond the termination or completion of this agreement.

8.
Without limiting the remedies available to Remark Media, Contractor acknowledges that a breach of any of the covenants contained in this Exhibit B may result in material irreparable injury to Remark Media or any of its subsidiaries or affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, Remark Media shall be entitled to obtain a temporary restraining order or a preliminary injunction or permanent injunction restraining Contractor from engaging in activities from engaging in activities prohibited by this Exhibit B or such other relief as may be required to specifically enforce any of the covenants contained herein.